Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-51219 and 333-108994 of The Procter & Gamble Company on Form S-8 of our report dated 28 September 2011, appearing in this Annual Report on Form 11-K of the Procter & Gamble Ireland Employees Share Ownership Plan for the year ended 30 June 2011.

/s/ DELOITTE LLP

DELOITTE LLP
Newcastle upon Tyne, United Kingdom
28 September 2011